                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]    Form 3 Holdings Reported

[_]    Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   McClure, Jr.                  Douglas                            T.
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   (Last)                        (First)                        (Middle)

   2 Belmont Avenue
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                                   (Street)

  Rye                            New York                         10580
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   (City)                        (State)                          (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Ampex Corporation (AXC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     Vice President
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

  [X]  Form filed by one Reporting Person
  [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned
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
                                                                                     5.
                                                       4.                            Amount of
                                                       Securities Acquired (A)       Securities       6.
                                                       or Disposed of (D)            Beneficially     Ownership     7.
                                                       (Instr. 3, 4 and 5)           Owned at End     Form:         Nature of
                      2.              3.               -----------------------       of Issuer's      Direct (D)    Indirect
1.                    Transaction     Transaction               (A)                  Fiscal Year      or Indirect   Beneficial
Title of Security        Date            Code          Amount     or    Price        (Instr.          (I)           Ownership
 (Instr. 3)           (mm/dd/yy)      (Instr. 8)                (D)                  3 and 4)         Instr. 4)     (Instr. 4)
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

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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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                                                                          (Over)
(Form 5-07/99)

FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                                                                                                         Deriv-    of
             2.                            5.                                 7.                         ative     Deriv-  11.
             Conver-                       Number of                          Title and Amount           Secur-    ative   Nature
             sion                          Derivative     6.                  of Underlying      8.      ities     Secur-  of
             or                            Securities     Date                Securities         Price   Bene-     ity:    In-
             Exer-      3.                 Acquired (A)   Exerciseable and    (Instr. 3 and 4)   of      ficially  Direct  direct
             cise       Trans-    4.       or Disposed    Expiration Date     ----------------   Deriv-  Owned     (D) or  Bene-
1.           Price      action    Trans-   of (D)         (Month/Day/Date)             Amount    ative   at End    In-     ficial
Title of     of         Date      action   (Instr. 3,     ----------------             or        Secur-  of        direct  Owner-
Derivative   Deriv-     (Month/   Code     4 and 5)       Date     Expira-             Number    ity     Year      (I)     ship
Security     ative      Day/      (Instr.  -----------    Exer-    tion                of        (Instr. (Intrs.   (Instr. (Instr.
(Instr. 3)   Security   Year)     8)       (A)     (D)    cisable  Date       Title    Shares    5)      4)        4)      4)
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 Option to                                                                   Class A
 acquire                                                                     Common
 Note 1      $2.0625    6/9/00   A          5,000          Note 1  Note 1     Stock     5,000     $0     Note 2     D
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
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

Explanation of Responses:

Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan. The option becomes exercisable on the date of the issuer's 2001 Annual Meeting of Stockholders, and expires fifteen months thereafter.

Note 2: This reporting person does not own any other option having the same exercise price and exercise period.


    /s/ Douglas T. McClure, Jr.                                 02/12/01
---------------------------------------------            -----------------------
  **Signature of Reporting Person                                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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